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                          AGREEMENT AND PLAN OF MERGER

                                     Between

                         G.C. ASSOCIATES HOLDINGS CORP.

                                       and

                       AMERICAN EDUCATIONAL PRODUCTS, INC.


                           Dated as of August 14, 2000

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
                                TABLE OF CONTENTS

                                                                            Page

Glossary of Defined Terms

ARTICLE I  THE MERGER..........................................................1
     SECTION 1.01.The Merger...................................................1
     SECTION 1.02.Effective Time; Closing......................................1
     SECTION 1.03.Effect of the Merger.........................................2
     SECTION 1.04.Charter; Bylaws..............................................2
     SECTION 1.05.Directors and Officers of the Surviving Corporation..........2


ARTICLE II CONVERSION OF SECURITIES IN THE MERGER..............................2
     SECTION 2.01.Conversion of Capital Stock..................................2
     SECTION 2.02.Payment for Shares...........................................3
     SECTION 2.03.Employee Stock Options.......................................4


ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................5
     SECTION 3.01.Organization and Qualification; Subsidiaries.................5
     SECTION 3.02.Charter and Bylaws...........................................6
     SECTION 3.03.Capitalization...............................................6
     SECTION 3.04.Authority Relative to This Agreement.........................7
     SECTION 3.05.No Conflict; Required Filings and Consents...................7
     SECTION 3.06.Permits; Compliance..........................................8
     SECTION 3.07.SEC Filings; Financial Statements............................8
     SECTION 3.08.Absence of Certain Changes or Events.........................9
     SECTION 3.09.Employee Benefit Plans; Labor Matters.......................10
     SECTION 3.10.Contracts; Debt Instruments.................................12
     SECTION 3.11.Absence of Litigation.......................................14
     SECTION 3.12.Environmental Matters.......................................14
     SECTION 3.13.Trademarks, Patents and Copyrights..........................16
     SECTION 3.14.Taxes.......................................................17
     SECTION 3.15.Property and Leases.........................................17
     SECTION 3.16.Insurance...................................................18
     SECTION 3.17.Board Recommendation........................................18
     SECTION 3.18.Brokers.....................................................18
     SECTION 3.19.Vote Required; State Takeover Statutes......................18

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ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........19
     SECTION 4.01.Organization and Qualification..............................19
     SECTION 4.02.No Conflict; Required Filings and Consents..................19
     SECTION 4.03.Absence of Litigation.......................................20
     SECTION 4.04.Brokers.....................................................20
     SECTION 4.05.No Activities...............................................20
     SECTION 4.06.Financing...................................................20


ARTICLE V  COVENANTS..........................................................20
     SECTION 5.01.Conduct of Business by the Company Pending the Closing......20
     SECTION 5.02.Formation of New Subsidiary.................................23
     SECTION 5.03.Notices of Certain Events...................................23
     SECTION 5.04.Contractual Consents........................................23


ARTICLE VI ADDITIONAL AGREEMENTS..............................................23
     SECTION 6.01.Proxy Statement; Schedule 13E-3.............................23
     SECTION 6.02.Company Shareholders' Meeting...............................24
     SECTION 6.03.Access to Information; Confidentiality......................25
     SECTION 6.04.No Solicitation of Transactions.............................26
     SECTION 6.05.Election of Directors.......................................27
     SECTION 6.06.Directors' and Officers' Indemnification and Insurance......27
     SECTION 6.07.Further Action; Consents; Filings...........................29
     SECTION 6.08.Public Announcements........................................29


ARTICLE VII  CONDITIONS TO THE MERGER.........................................29
     SECTION 7.01.Conditions to the Obligations of Each Party to Consummate
                  the Merger..................................................29
     SECTION 7.02.Conditions to the Obligations of the Company................30
     SECTION 7.03.Conditions to the Obligations of Parent and Merger Sub......30


ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER...............................31
     SECTION 8.01.Termination.................................................31
     SECTION 8.02.Notice of Termination; Effect of Termination................32
     SECTION 8.03.Amendment...................................................32
     SECTION 8.04.Waiver......................................................33
     SECTION 8.05.Expenses....................................................33


ARTICLE IX  GENERAL PROVISIONS................................................34
     SECTION 9.01.Non-Survival of Representations, Warranties and Agreements..34
     SECTION 9.02.Notices.....................................................34
     SECTION 9.03.Certain Definitions.........................................35
     SECTION 9.04.Severability................................................36

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     SECTION 9.05.Assignment; Merger Sub; Binding Effect; Benefit.............36
     SECTION 9.06.Incorporation of Exhibits...................................36
     SECTION 9.07.Specific Performance........................................36
     SECTION 9.08.Governing Law...............................................36
     SECTION 9.09.Submission to Jurisdiction; Venue...........................36
     SECTION 9.10.Headings....................................................37
     SECTION 9.11.Counterparts................................................37
     SECTION 9.12.Entire Agreement............................................37
     SECTION 9.13.Waiver of Jury Trial........................................37

                            GLOSSARY OF DEFINED TERMS

Affiliate (S)     ..........................................    9.03(a)
Agreement         ..........................................    Preamble
Articles of Merger..........................................    (S) 1.02
business day      ..........................................    (S) 9.03(c)
Common Stock      ..........................................    Recitals
Closing           ..........................................    (S) 1.02
Closing Date      ..........................................    (S) 1.02
Code              ..........................................    (S) 2.02(e)
Company           ..........................................    Preamble
Company Board     ..........................................    Recitals
Company Certificates........................................    (S) 2.02(a)
Company Common Stock........................................    Recitals
Company Option    ..........................................    (S) 2.03(a)
Company SEC Reports.........................................    (S) 3.07(a)
Company Stock Plans.........................................    (S) 2.03(a)
Company Shareholders' Meeting...............................    (S) 6.01(a)
Company Subsidiaries........................................    (S) 3.01(a)
Competing Transaction.......................................    (S) 6.04
Control           ..........................................    (S) 9.03(d)
controlled by     ..........................................    (S) 9.03(d)
Costs             ..........................................    (S) 6.06(d)
Disclosure Schedule.........................................    (S) 3.01(a)
Effective Time    ..........................................    (S) 1.02
Environmental Claims........................................    (S) 3.12(b)
Environmental Laws..........................................    (S) 3.12(b)
Environmental Permit........................................    (S) 3.12(b)
ERISA             ..........................................    (S) 3.09(a)
Exchange Act      ..........................................    (S) 3.05(b)(i)
Expenses          ..........................................    (S) 8.05(a)
Governmental Entity.........................................    (S) 3.05(b)
Hazardous Material..........................................    (S) 3.12(b)
Indemnified Parties.........................................    (S) 6.06(d)
IRS               ..........................................    (S) 3.09(a)(iii)
Knowledge         ..........................................    (S) 9.03(e)
Law               ..........................................    (S) 3.05(a)(ii)
Letter of Transmittal.......................................    (S) 2.02(b)
Material Adverse Effect.....................................    (S) 3.01(a)
Material Contract ..........................................    (S) 3.10(a)
Merge             ..........................................    Recitals
Merger Consideration........................................    (S) 2.01(a)
Merger Sub        ..........................................    Preamble
Multiemployer Plan..........................................    (S) 3.09(b)

Multiple Employer Plan......................................    (S) 3.09(b)
Order             ..........................................    (S) 7.01(b)
Parent            ..........................................    Preamble

Paying Agent      ..........................................    (S) 2.02(a)
Permits           ..........................................    (S) 3.06
Person            ..........................................    (S) 9.03(f)
Plans             ..........................................    (S) 3.09(a)
Preferred Stock   ..........................................    (S) 3.03(c)
Proxy Statement   ..........................................    (S) 6.01(a)
Real Property     ..........................................    (S) 3.12(a)(ii)
Release           ..........................................    (S) 3.12(b)
Remedial Action   ..........................................    (S) 3.12(b)
Representatives   ..........................................    (S) 6.02(a)
Schedule 13E-3    ..........................................    (S) 6.01(a)
SEC               ..........................................    (S) 3.07(a)
subsidiary(ies)   ..........................................    (S) 9.03(g)
Superior Proposal ..........................................    (S) 6.04
Surviving Corporation.......................................    (S) 1.01
Tax Returns       ..........................................    (S) 3.14
Taxes             ..........................................    (S) 3.14
Third Party Provision.......................................    (S) 9.05
under common control with...................................    (S) 9.03(d)
U.S. GAAP         ..........................................    (S) 3.07(b)
Waivers           ..........................................    (S) 3.23

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT  AND  PLAN  OF  MERGER,   dated  as  of  August  14,  2000  (this
"Agreement"), between G.C. ASSOCIATES HOLDINGS CORP., a Delaware corporation ("Parent") and AMERICAN EDUCATIONAL PRODUCTS, INC., a Colorado corporation (the "Company").

     Upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act (the "CBCA"), Parent will form a wholly owned subsidiary ("Merger Sub") and Parent will acquire, pursuant to the merger (the "Merger") of Merger Sub with and into the Company, all of the issued and outstanding shares of the Company's common stock, par value $.05 per share (the "Company Common Stock"), at a price of $10.00 per share;

     The Board of Directors of the Company (the "Company Board") has (i) approved and deemed the Merger advisable upon the terms and subject to the conditions set forth in this Agreement and (ii) recommended the approval of the Merger and this Agreement by the shareholders of the Company; and

     The Board of Directors of Parent has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending legally to be bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

SECTION 1.01. The Merger. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, upon the terms and subject to the conditions set forth in Article VII, and in accordance with the CBCA, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

SECTION 1.02. Effective Time; Closing. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in clauses (a) through (c) of Section 7.01 (or such other date as may be agreed to in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing the articles of merger (the "Articles of Merger") with the Secretary of State of Colorado (the "SSC") in such form as is required by, and executed in accordance with, the relevant provisions of the CBCA. The term "Effective Time" means the date and time of the filing with, and the acceptance for record by, the SSC of the Articles of Merger (or such later time, not to exceed 30 days after such acceptance for record, as may be agreed in writing by each of the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing (the "Closing") will be held on the Closing Date at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York (or such other place as the parties hereto may agree).

SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04. Charter; Bylaws. At the Effective Time, (a) subject to the provisions of Section 6.05(a), the charter of Merger Sub as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter amended as provided by law, the bylaws and such charter of the Surviving Corporation, except that Article I shall be amended to provide that the name of the Surviving Corporation shall be "American Educational Products, Inc." and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the charter of the Surviving Corporation and such bylaws.

SECTION 1.05. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                     CONVERSION OF SECURITIES IN THE MERGER

SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
     (a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(b) hereof) shall be converted into the right to receive $10.00 in cash (the "Merger Consideration"), payable without interest to the holder of such share of Company Common Stock, upon surrender of the Company Certificate that formerly evidenced such share of Company Common Stock;

     (b) each share of Company Common Stock owned by Parent or owned by any direct or indirect wholly owned subsidiary of the Company or Parent shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

     (c) each issued and outstanding share of common stock, par value $.05 per share, of Merger Sub will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 2.02. Payment for Shares.
     (a) From and after the Effective Time, a bank or trust company designated by Parent and reasonably acceptable to the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration in respect of certificates that, prior to the Effective Time, represented shares of Company Common Stock entitled to payment of the Merger Consideration pursuant to Section 2.01(a) (the "Company Certificates"). From and after the Effective Time, Parent shall cause to be provided to the Paying Agent cash in amounts necessary to pay for all of the shares of Company Common Stock pursuant to Section 2.01.

     (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of a Company Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificate shall pass, only upon delivery of the Company Certificate to the Paying Agent) (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Company Certificate in exchange for payment therefor. Upon the surrender of each such Company Certificate, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions therein, and such other documents as may be required pursuant to such instructions, the Paying Agent shall pay the holder of such Company Certificate an amount in cash equal to the product of the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Company Certificate, in consideration therefor, and such Company Certificate shall forthwith be cancelled. Until so surrendered, each such Company Certificate (other than Company Certificates representing shares of Company Common Stock to be canceled pursuant to Section 2.01(b)) shall represent solely the right to receive the aggregate Merger Consideration represented thereby. No interest shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be paid to any person other than the person in whose name the Company Certificate surrendered is registered, it shall be a condition to such right to receive such payment that the Company Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Company Certificate shall pay to the Paying Agent any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

     (c) At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to direct the delivery of any funds which previously had been made available to the Paying Agent and were not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), Company Certificates and other documents in its possession relating to the Merger, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

     (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger
          Consideration represented thereby, as provided in this Article II. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by applicable law.

     (e) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation and paid to the applicable taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

     (f) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

SECTION 2.03. Employee Stock Options.
     (a) At the Effective Time, each option to purchase shares of Company Common Stock (a "Company Option") outstanding and whether or not exercisable as of the Effective Time granted pursuant to the Company's Stock Option Plan, as amended through the date of this Agreement will be deemed converted into, and the holder of each such option will be entitled to receive from the Paying Agent upon surrender of the Option for cancellation, an amount of cash equal to the product of (i) the positive difference, if any, between the Merger Consideration and the exercise price of each such Company Option; and (ii) the number of shares of Company Common Stock covered by such Company Option.

               Any payments related to such sale of Company Options shall be subject to all applicable federal, state and local tax withholding requirements.

     (b) Prior to the Effective Date, the Company will have entered into consulting agreements with certain individuals named in Section 2.03 of the Disclosure Schedule attached hereto, dated as of the date hereof and forming a part of this Agreement (the "Disclosure Schedule") to provide ongoing consulting services to the Company.

SECTION 2.04 Warrants. Each of the warrants of the Company, dated May 25, 2000, to purchase Company Common Stock at a price of $8.00 per share subject to adjustment, and the warrants of the Company, dated November 26, 1997 to purchase Company Common Stock at a price of $10.00 per share subject to adjustment (the "Company Warrants"), shall be exercisable at the respective exercise price of each, from and after the Effective Time until the respective expiration dates. Upon such exercise, if any, such Company Warrants shall be entitled to receive an amount of cash equal to the Merger Consideration multiplied by the number of Common Shares for which such warrant was exercisable immediately prior to the Effective Time. Except as aforesaid, the exercise of any Company Warrant shall remain subject to all terms and conditions provided in the applicable Company Warrant and/or Warrant Agreement. Each of the Company and Parent shall take all action necessary to provide that, upon consummation of the Merger, all Company Warrants outstanding immediately prior to the Effective Time shall be exercisable for a cash amount as aforesaid and that full disclosure is provided to the Warrant holders.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.01.  Organization and Qualification;  Subsidiaries.
     (a) Except as set forth in Section 3.01(a) of the Disclosure Schedule attached hereto, dated as of the date hereof and forming a part of this Agreement (the "Disclosure Schedule"), the Company and each subsidiary of the Company (the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each of the Company Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not materially delay consummation of the Merger and would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any event, circumstances, change in or effect on the business of the Company and the Company Subsidiaries, taken as a whole, that, when taken together with all other events, circumstances, changes and effects occurring after the date hereof that do not individually have a Material Adverse Effect and all other circumstances that would, but for the fact that they do not individually have a Material Adverse Effect, constitute a breach of any representation or warranty made by the Company in this Agreement, is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole, and that, taken as a whole, is, or is reasonably likely to result in a loss of not less than $50,000 to the Company and the Company Subsidiaries.

     (b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Disclosure
          Schedule. Except as disclosed in Section 3.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02. Charter and Bylaws. The copies of the Company's charter and bylaws, each as amended and restated, that are set forth as exhibits to the Company's Form 10-Q for the quarter ended March 31, 2000 and the Form 10-K for the year ended December 31, 1999, respectively, are complete and correct copies thereof. Such charter and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its charter or bylaws.

SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of (a) 100,000,000 shares of Common Stock, par value $0.05, and
     (b) 50,000,000 shares of preferred stock, par value $0.01 (the "Preferred Stock"). At the close of business on June 30, 2000, (i) 1,085,540 shares of Common Stock, all of which were validly issued, fully paid and nonassessable and no shares of Preferred Stock were issued and outstanding,
     (ii) no shares of Common Stock were held in the treasury of the Company or by the Company Subsidiaries, and (iii) 1,191,656 shares of Common Stock were reserved for issuance in connection with the exercise of outstanding Company Options and Company Warrants in the amounts and at the exercise prices set forth in Section 3.03 of the Disclosure Schedule. Except as set forth in Section 3.03 of the Disclosure Schedule, all publicly traded shares of Common Stock and the warrants of the Company dated November 26, 1997 to purchase Company Common Stock at a price of $10.00 per share are authorized for listing on the NASDAQ Small Cap Market ("NASDAQ") and the Pacific Exchange ("Pacific"). Except as forth in Section 3.03 of the Disclosure Schedule, from December 31, 1999 through the date hereof, the Company has not issued any additional shares of capital stock, except pursuant to the exercise of Company Options or the Employee Stock Purchase Plan, nor has the Company granted any additional options, warrants or other rights or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except as issued pursuant to the Company Stock Plans, pursuant to agreements or arrangements described in Section 3.03 of the Disclosure Schedule or as set forth in the Company SEC Reports (as defined herein), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.03 of the Disclosure Schedule, each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than obligations arising in the ordinary course of business and obligations disclosed in the Company SEC Reports.

SECTION  3.04.  Authority  Relative  to  This  Agreement.  The  Company  has all
     necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Merger) contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action, including the unanimous approval of the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions (other than the adoption of this Agreement by the requisite affirmative vote of the shareholders of the Company as required by the CBCA). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub)
     constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

SECTION 3.05. No Conflict;  Required Filings and Consents.
     (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the charter or bylaws of the Company or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or non-United States or supranational law, statute, ordinance, rule, regulation, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a)(iii) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States or supranational government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), and the NASDAQ and the Pacific; (ii) for applicable requirements relating to the filing and recordation of appropriate merger documents pursuant to the CBCA and as set forth in Section 3.05(b) of the Disclosure Schedule; and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to (A) prevent or materially delay consummation of the Merger or (B) have a Material Adverse Effect.

SECTION 3.06. Permits; Compliance. Except as set forth in Section 3.06 of the Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not reasonably be expected to (a) have a Material Adverse Effect or
     (b) prevent or materially delay the performance of this Agreement by the Company, and no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of,
     (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party to or by which the Company or any Company Subsidiary is bound by, except for any such conflicts, defaults or violations that would not reasonably be expected to
     (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

SECTION 3.07.  SEC  Filings;  Financial  Statements.
     (a) Except as set forth in Section 3.07 of the Disclosure Schedule, the Company has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 1993 through the date of this Agreement (all of the above, including the forms, reports and documents set forth in Section
          3.07 of the  Disclosure  Schedule,  the  "Company SEC  Reports").  The

          Company SEC Reports and all forms, reports and documents to be filed by the Company after the date hereof and prior to the Closing (i) were or will be prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) did or will not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (iii) did not and will not omit any document required to be filed as an exhibit thereto. No Company Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports and each of the financial statements to be included in forms, reports and documents to be filed with the SEC after the date hereof and prior to the Closing, was or will be prepared in accordance with United States generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants and as interpreted from time to time by the staff of the SEC ("U.S. GAAP"), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly or will present fairly, the consolidated financial position, results of operations and cash flow of the Company, and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in all material respects, except as otherwise noted therein in accordance with U.S. GAAP (subject, in the case of unaudited statements, to normal year-end adjustments which were not and are not expected to have a Material Adverse Effect).

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 1999, including the notes thereto, or in any of the Company SEC Reports filed subsequent to December 31, 1999 or in Section 3.07(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1999 that would not reasonably be expected to, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) prevent or materially delay the performance of this Agreement by the Company.

     (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendment or modification, that has not yet been filed with the SEC, to agreements, documents or other instruments that previously have been filed by the Company with the SEC pursuant to the Exchange Act.

SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1999, except as contemplated by or as set forth in Section 3.08 of the Disclosure Schedule or as expressly contemplated by this Agreement or as specifically disclosed in the Company SEC Reports filed subsequent to December 31, 1999, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, except for a special cash dividend in the aggregate amount of $780,500 payable on October 30, 2000 prorata to holders of the Company's Common Stock of record on August 18, 2000 (the "Cash Dividend"), and, since such date, (a) there has not been any change, condition, event or development that has had a Material Adverse Effect, (b) there has not been any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by the Company and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09. Employee Benefit Plans; Labor Matters.
     (a) Section 3.09(a) of the Disclosure Schedule lists each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any employee, former employee or independent contractor of the Company (or to any dependent or beneficiary thereof) which the Company maintains or under which the Company has or could have any obligation or liability, whether directly or as a member of a controlled group of corporations, a controlled group of trades or businesses or an affiliated service group within the meaning of Section 414 of the Code (whether contingent or actual) (each, a "Plan"). No Plan is or was subject to Title IV of ERISA. Each Plan is in writing and the Company has furnished or made available to Parent a true and complete copy of each material Plan and has delivered or made available to Parent a true and complete copy of each material document, if applicable, prepared in connection with each such Plan, including, without limitation, (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed Internal Revenue Service ("IRS") Form 5500, (D) the most recently received IRS determination letter for each such Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates or obligated the Company or any Company Subsidiary to pay, or segregate any funds to pay (into a trust or otherwise), separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates or obligated the Company or any Company Subsidiary to make any payment, or segregate any funds to pay (into a trust or otherwise), or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code solely or partially as a result of any transaction contemplated by this Agreement. Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

     (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Law including, without limitation, ERISA and the Code. The Company and the Company Subsidiaries have performed all obligations required to be performed by them under, are not in material default under or in violation of, and have no knowledge of any default or violations by any party to, any Plan. No action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course), and, to the Company's knowledge, no fact or event exists that could reasonably be expected to give rise to any such action.

     (d)  Each Plan that is intended to be  qualified  under  Section  401(a) or
          Section 401(k) of the Code has heretofore been determined by the IRS so to qualify, and if submitted and assuming all amendments required by the IRS were made, the Company believes that such Plans would receive a favorable determination letter from the IRS with respect to the changes required by the Small Business Job Protection Act of 1996, the General Agreement on Tariffs and Trade, the Tax Reform Act of 1997, and the Uniformed Services Employment and Reemployment Rights Act of 1994, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under
          Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

     (e)  There has not been any prohibited  transaction  (within the meaning of
          Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not available with respect to any Plan. Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA, including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

     (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes to the extent permitted by applicable Law and no such deduction has been challenged or disallowed by any Governmental Entity and, to the Company's knowledge, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

     (g) Except as set forth in Section 3.09(g) of the Disclosure Schedule, all directors and officers of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

     (h) Except as set forth in Section 3.09(h) of the Disclosure Schedule or as disclosed in the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. The consent of the labor unions which are a party to the collective bargaining agreements listed in Section 3.09(h) of the Disclosure Schedule is not required to consummate the Merger.

     (i) Except as set forth in Section 3.09(i) of the Disclosure Schedule or as disclosed in the Company SEC Reports, the Company and the Company Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental
          Entity and has withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any significant arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company's knowledge, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Except as set forth in Section 3.09(i) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as set forth in Section 3.09(i) of the Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Company's knowledge, threatened with respect to the Company. Except as set forth in Section 3.09(i) of the Disclosure Schedule or as disclosed in the Company SEC Reports, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary have employed or employ any person.

SECTION 3.10.  Contracts;  Debt  Instruments.
     (a) Set forth in subsections (i) through (viii) of Section 3.10(a) of the Disclosure Schedule is a true and accurate list of all contracts and agreements of the types described in such subsections to which the Company or any Company Subsidiary is a party as of the date hereof (such contracts, agreements and arrangements as required to be set forth in Section 3.10(a) of the Disclosure Schedule, together with those listed in Section 3.09(a) of the Disclosure Schedule, and subject to the proviso at the end of paragraph (a) of this Section
          3.10 being the "Material Contracts"):

          (i) as of the date of this Agreement, each contract and agreement which (A) is likely to involve consideration of more than $50,000, in the aggregate, during the calendar year ending December 31, 2000 or (B) is likely to involve consideration of more than $100,000, in the aggregate, over the remaining term of such contract, except for purchase orders arising in the usual and ordinary course of business and consistent with past practices (provided that in any case and without regard to the proviso at the end of paragraph (a) of this Section 3.10, the top 15 purchase orders are set forth in Section 3.10(a)(i) of the Disclosure Schedule) and which, in either case, cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 90 days' notice;

          (ii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party, in each case, not cancelable without penalty on not more than 90 days' notice;

          (iii)all material management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

          (iv) all material contracts and agreements evidencing indebtedness of the Company or any Company Subsidiary;

          (v) as of the date hereof, all material contracts and agreements with any Governmental Entity to which the Company or any Company Subsidiary is a party;

          (vi) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

          (vii)all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses; and

          (viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and any Company Subsidiary or the conduct of its businesses, or the absence of which would prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

     With respect to Sections 3.10

     (a) (i) through (v) and Section 3.10(a)(viii), all contracts involving consideration or the payment of less than $50,000 shall be deemed to be not material; provided, however, that any contract in excess of $50,000 is not necessarily material.

     (b) Except as would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and, to the Company's knowledge, none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries are not in receipt of any claim of default under any Material Contract; and (iv) except as set forth in Section 3.10(b)(iv) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any transaction contemplated hereby shall constitute a default, give rise to cancellation rights, or otherwise materially and adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

     (c) Set forth in Section 3.10(c) of the Disclosure Schedule is a description of any material changes to the amount and material terms of the indebtedness of the Company and the Company Subsidiaries as described in the notes to the financial statements incorporated in, or otherwise disclosed in, the Company's Form 10-K for the year ended December 31, 1999.

SECTION 3.11. Absence of Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule or as specifically disclosed in the Company SEC Reports, there is no litigation, suit, claim, action, proceeding, arbitration, review or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary before any Governmental Entity that is reasonably likely to have a Material Adverse Effect or seeks to materially delay or prevent the consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement. Except as set forth in Section 3.11 of the Disclosure Schedule or as disclosed in the Company SEC Reports, there has been no change since December 31, 1999 in the status of any litigation, suit, claim, action, proceeding or investigation relating to the Company or any Company Subsidiary that would be reasonably likely to have a Material Adverse Effect. Except as disclosed in the Company SEC Reports or as set forth in Section 3.11 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any outstanding Order (as defined below), writ, injunction or decree which, insofar as can be reasonably foreseen, would have a Material Adverse Effect.

SECTION 3.12.  Environmental Matters.

     (a) Except as disclosed in Section 3.12 of the Disclosure Schedule or as disclosed in the Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect, to the best knowledge of the Company:

          (i) The Company is in compliance with all applicable Environmental Laws and all Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits identified by the Company has been resolved without any pending, ongoing or future obligation, cost or liability, and, to the Company's actual knowledge, there is no requirement proposed as of the date hereof that is reasonably expected to be adopted or implemented and give rise to liability under any Environmental Law or Environmental Permit;

          (ii) Except as expressly authorized under any Environmental Law or Environmental Permit, there has been no Release of Hazardous Materials on any of the real property owned or leased by the Company or any Company Subsidiary (the "Real Property") or, during the Company's ownership or occupancy of such property, on any property formerly owned, leased, used or occupied by the Company;

          (iii)The Company is not conducting, and has not undertaken or completed, any Remedial Action relating to any Release or threatened Release on the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Entity or the requirements of any Environmental Law or Environmental Permit;

          (iv) To  the   Company's   knowledge,   there   is  no   asbestos   or
               asbestos-containing material on any of the Real Property;

          (v) None of the Real Property is listed or proposed for listing, or, to the Company's knowledge, adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any analogous federal, state or local list;

          (vi) There are no Environmental Claims pending or, to the Company's knowledge, threatened against the Company or the Real Property, and, to the Company's knowledge, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including, without limitation, with respect to any off-site disposal location presently or formerly used by the Company or any of its predecessors or with respect to any previously owned or operated facilities;

          (vii)Under current Law, the Company can maintain present production levels, or any planned expansion of production levels upon which financial projections provided to Parent have been based, in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits;

          (viii) The Company has provided Parent or made available copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Real Property or the Company, and (ii) all insurance policies issued in the past five years that may provide coverage to the Company for environmental matters; and

          (ix) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any Remedial Action or notice to or consent of Governmental Entities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

     (b)  For purposes of this Agreement:

          "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

          "Environmental Law" means any Law in effect and as amended as of the Effective Time, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

          "Hazardous Material" means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (ii) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

          "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

          "Remedial Action" means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property.

SECTION 3.13. Trademarks, Patents and Copyrights. Except as set forth in Section
     3.13 of the Disclosure Schedule, and except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) would not reasonably be expected to have a Material Adverse Effect, the Company and each of the Company Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, mask works, know-how and other proprietary rights and information used or held for use in connection with the businesses of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted, and, to the Company's knowledge, there is no assertion or claim challenging the validity of any of the foregoing. Neither the Company nor any of the Company Subsidiaries has infringed or is infringing in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that would reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14. Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule, (a) the Company and the Company Subsidiaries have timely filed or will timely file all federal, state, local and foreign Tax Returns required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries, and all such Tax Returns are complete and correct in all material respects; (b) all Taxes that are shown as due on such Tax Returns have been or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed in writing by a taxing authority against the Company or any of the Company Subsidiaries for which there are not adequate reserves; (d) the Company and the Company Subsidiaries have provided adequate reserves in accordance with U.S. GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns; (e) as of the date hereof, the Company and the Company Subsidiaries have neither extended nor waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to Tax assessment or deficiency; (f) none of the Company and the Company Subsidiaries is a party to any Tax sharing agreement or arrangement other than with each other; (g) as of the date hereof, there are no pending or threatened in writing material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Company or any Company Subsidiary; (h) no liens for Taxes exist with respect to any of the assets or properties of the Company or the Company Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith for which there are adequate reserves; (i) all Taxes which the Company or any Company Subsidiary are required to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; and (j) none of the Company or any Company Subsidiary has been a member of any group or corporation filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees and customs duties, tariffs, and similar charges.

          "Tax Returns" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.15. Property and Leases.
     (a) The Company and the Company Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not have a Material Adverse Effect.

     (b) No parcel of real property owned or leased by the Company or any Company Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed other than as could not reasonably be expected to have a Material Adverse Affect.

     (c) Except as set forth in Section 3.15(c) of the Disclosure Schedule, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used other than preclusions or restrictions which do not preclude or restrict or otherwise adversely affect the actual use which the Company or Company Subsidiary is making of the real property on the date of this Agreement but which may or would preclude or restrict any expansion or enhancement or change in such use. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

SECTION 3.16. Insurance. The Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which, in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage for the risks customarily insured against by companies engaged in the industries in which the Company and the Company Subsidiaries are engaged and comparable in size and operations to the Company and the Company Subsidiaries. The Company's current annual premiums for directors' and officers' liability insurance is approximately $14,000 per year, and, as of the date of this Agreement, the Company has made arrangements to acquire tail coverage for the six year period beginning August 2, 2000.

SECTION 3.17. Board Recommendation. Those members of the Company Board permitted under applicable law to vote on this Agreement, at a meeting duly called and held, have by unanimous vote approved and deemed it advisable that the Company and its shareholders consummate the Merger, upon the terms and subject to the conditions set forth in this Agreement.

SECTION 3.18. Brokers. Set forth in Section 3.18 of the Disclosure Schedule is a description of all contracts, agreements or understandings which may form the basis for a claim against the Company for the payment of brokerage, finder's or other fees or commissions in connection with the transactions contemplated hereby and there are no other arrangements which may obligate the Company to the payment of any such fees; provided that the Parent has notified the Company that it disputes the basis for any claim against the Company in connection with the item disclosed in such Schedule.

SECTION 3.19. Vote Required; State Takeover Statutes. The only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger, this Agreement or the transactions contemplated by this Agreement is the affirmative vote by the Company's shareholders representing a majority of the outstanding shares of the Company's Common Stock, with each outstanding share of Common Stock representing one vote.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, that:

SECTION 4.01. Organization and Qualification. Each of Parent and Merger Sub has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Parent and Merger Sub (including, without limitation, the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes (assuming due authorization, execution and delivery by the Company) a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

SECTION 4.02. No Conflict;  Required Filings and Consents.
     (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the charter and bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.02(b) have been obtained and all filings and obligations described in Section 4.02(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii) for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to prevent or materially delay the performance of this Agreement by either Parent or Merger Sub.

     (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act and the filing and recordation of appropriate merger documents as required by the CBCA and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of the Merger.

SECTION 4.03. Absence of Litigation. Except as set forth in Section 4.03 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties or assets before any court, arbitrator or Governmental Entity which seeks to delay or prevent or would result in the material delay of or would prevent the consummation of any of the transactions contemplated hereby. Neither Parent nor Merger Sub or any property or asset of Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity or any order, writ, judgment, injunction, decree, determination or award of any governmental or regulatory authority or any arbitrator which would prevent Parent or Merger Sub from performing their respective material obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

SECTION 4.05. No Activities. Merger Sub will be formed solely for the purpose of engaging in the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub will not have any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) and will not engage in any business activities of any type or kind whatsoever or enter into any agreements or arrangements with any person.

SECTION 4.06. Financing. At or prior to the Closing Date, Parent will cause Merger Sub to have, and Merger Sub will have, all of the financing required to consummate the transactions contemplated by this Agreement.


                                    ARTICLE V

                                    COVENANTS

SECTION 5.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent shall consent in writing, (1) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) the Company shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, the Company shall not, and shall neither cause nor permit any Company Subsidiaries or any of the Company's affiliates (over which it exercises control), or any of its or their officers, directors, employees and agents (in each case, in their capacities as such) to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of Parent:

     (a) amend or otherwise change its charter or bylaws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of any shares of capital stock issuable pursuant to the exercise of any Company Options or Company Warrants outstanding on the date of this Agreement); or (ii) any property or assets of the Company or any Company Subsidiary, except in issuing Company Common Stock as required upon the exercise of a Company Warrant by a holder, and except in all cases in the ordinary course of business and in a manner consistent with past practice; provided that the aggregate amount of any such sale or disposition (other than a sale or disposition of products or other inventory in the ordinary course of business consistent with past practice, as to which there shall be no restriction on the aggregate amount), or pledge, grant, transfer, lease, license, guarantee or encumbrance of such property or assets of the Company or any Company Subsidiary shall not exceed $25,000;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends paid by any of the wholly owned Company Subsidiaries to the Company in the ordinary course of business consistent with past practice and other than the Cash Dividend;

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than (x) acquisitions of any assets in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $50,000 or (y) purchases (whether for cash or pursuant to an exchange) of inventory for resale in the ordinary course of business and consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice; (iii) terminate, cancel or request any material change in, or agree to any material change in any Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than as set forth in Section 5.01(e)(iv) of the Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

     (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices or with the prior approval of Parent, which shall not be unreasonably withheld, in salaries or wages of employees of the Company or any Company Subsidiary who are not officers of the Company, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option (including, without limitation, the granting of stock options, stock appreciation rights, stock option appreciation unit awards, performance awards or performance restricted stock awards), stock purchase, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement or a contractual obligation existing on the date hereof;

     (g) take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business, consistent with past practice or the requirements of U.S. GAAP and as advised by the Company's regular certified independent public accountants;

     (h) waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $25,000, except for claims asserted by the Company or the applicable Company Subsidiary;

     (i) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

     (j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing;

     (k) take any action that will be likely to result in the representations and warranties set forth in Article III becoming false or inaccurate in any material respect (or, with respect to any representation and warranty already qualified by materiality, false or inaccurate in any respect);

     (l) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.01;

     (m) take any action or fail to take any action that could reasonably be expected to have or result in a Material Adverse Effect; or

     (n) permit or cause any Company Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing.

SECTION 5.02. Formation of New Subsidiary. Prior to the Effective Time, Parent will form a wholly owned subsidiary, known as Merger Sub. Merger Sub will be merged into the Company at the Effective Time.

SECTION 5.03. Notices of Certain Events. Each of Parent and the Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger,
     (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened in writing against, relating to or involving or otherwise affecting Parent, the Company or their subsidiaries that relate to the consummation of the Merger or the transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that is reasonably likely to result in a Material Adverse Effect or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

SECTION 5.04. Contractual Consents. Except as set forth in Section 5.04 of the Disclosure Schedule, prior to or at the Effective Time each of the parties hereto shall use its reasonable best efforts to prevent the occurrence, as a result of the Merger, of the triggering of a change of control or similar clause or any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01.  Proxy  Statement;  Schedule 13E-3.
     (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare (in consultation with Parent) and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the meeting of the Company's shareholders (the "Company Shareholders' Meeting") to be held to consider approval of this Agreement and the Merger, and (ii) Parent, Merger Sub and the Company shall if required by the Exchange Act, prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "Schedule 13E-3") relating to the Merger and the other transactions contemplated by this Agreement. The Company shall furnish all information concerning the Company that Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement and Schedule 13E-3, if any.

     (b) Subject to the fiduciary duties of the Company Board, as described in the following proviso, the Proxy Statement shall include a unanimous recommendation of those members of the Company Board permitted under applicable law to make such recommendation to the shareholders of the Company to vote in favor of approving of the Merger and this Agreement; provided, however, that such members of the Company Board may, at any time prior to the date of the Company Shareholders' Meeting, withdraw, modify or change any such recommendation to the extent that the Company Board determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change their recommendation could cause the Company Board to breach its fiduciary duties to the Company's shareholders under applicable law.

     (c) No amendment or supplement to the Proxy Statement or the Schedule 13E-3, if any, will be made or filed with the SEC by Company or Parent, as the case may be, without the approval of the other party (which will not be unreasonably withheld). The Company and Parent each will advise the other, promptly after they receive notice thereof of any request by the SEC for amendment of the Proxy Statement or the
          Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) The information supplied by Parent for inclusion in the Proxy Statement and the Schedule 13E-3 shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company and (ii) the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Shareholders' Meeting, any event or circumstance relating to Parent, or its officers or directors, is discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, Parent shall promptly inform the Company. The Schedule 13E-3 will comply as to form and substance in all material aspects with the applicable requirements of the Exchange Act.

     (e) The information supplied by the Company for inclusion in the Proxy Statement and the Schedule 13E-3 shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company and (ii) the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Shareholders' Meeting, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company shall promptly inform Parent. The Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

SECTION 6.02. Company Shareholders' Meeting.
     (a) The Company shall call and hold the Company Shareholders' Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger.

     (b) The Company shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the vote or consent of its shareholders required by the CBCA and the rules of the NASDAQ and the Pacific to obtain such approvals.

     (c) Parent shall cause all shares of the Company Common Stock held by it or any of its affiliates to be voted in favor of the Merger and this Agreement.

SECTION 6.03.  Access to  Information;  Confidentiality.
     (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of the Company Subsidiaries is a party or pursuant to applicable Law from the date of this Agreement to the Effective Time, the Company shall (and shall cause the Company Subsidiaries to): (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access at reasonable times, upon prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof (including, without limitation, access to the Company's accountants, any correspondence between the Company and such accountants and work papers prepared with respect to the Company by such accountants), (ii) provide to Parent and its Representatives access to the Real Property for Parent to conduct any environmental site assessment that Parent deems appropriate, including, without limitation, access to enter upon and investigate and collect air, surface water, groundwater and soil samples, and (iii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or their respective Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (b) Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, NASDAQ or the Pacific Exchange or (iii) consented to in writing by Parent and the Company, all information (whether oral or written) and documents furnished in connection herewith together with analyses, compilations, studies or other documents prepared by such party which contain or otherwise reflect such information shall be kept strictly confidential by the Company, Parent, Merger Sub and their respective officers, directors, employees and agents. Prior to any disclosure permitted pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. In the event the transactions contemplated by this Agreement are not consummated, each party shall return to the other any documents furnished by the other and all copies thereof that any of them may have made and will hold in confidence any information obtained from the other party except to the extent (a) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (b) such information was known by such party prior to such disclosure (and provided that, except with respect to information referred to in the following clause (c), such party shall have advised the other party of such knowledge upon or promptly after its receipt of such information) or was thereafter developed or obtained by such party independent of such disclosure or (c) such information is or becomes generally available to the public other than by breach of this
          Section 6.03. Prior to any disclosure of information pursuant to the exception in clause (a) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

SECTION 6.04. No Solicitation of Transactions. The Company agrees that, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, neither it nor any Company Subsidiary shall, and that it shall cause its and each Company Subsidiary's Representatives not to, except as contemplated by this Agreement, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of the Company and the Company Subsidiaries, taken as a whole, or any of the equity securities of the Company (any such proposal or offer being hereinafter referred to as a "Competing Transaction"). The Company further agrees that neither it nor any Company Subsidiary shall, and that it shall cause its and each Company Subsidiary's Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data relating to the Company or any Company Subsidiary to any person relating to a Competing Transaction or engage in any negotiations concerning a Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction or accept a Competing Transaction; provided, however, that nothing contained in this Section 6.04 shall prevent the Company or the Company Board from (i) engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited written Competing Transaction by any such person; or (ii) recommending such an unsolicited written Competing Transaction to the holders of Company Common Stock if, in any such case as is referred to in clause (i) or (ii),
     (A) the Company Board concludes in good faith (after consultation with independent financial advisors) that such Competing Transaction would, if consummated, result in a transaction more favorable to holders of Company Common Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"), (B) the Company Board determines in good faith after consultation with independent legal counsel that such action is necessary for the Company Board to act in a manner consistent with its fiduciary duties under applicable Law, (C) prior to providing any information or data regarding the Company to any person or any of such person's Representatives in connection with a Superior Proposal by such person, the Company receives from such person an executed confidentiality agreement and (D) prior to providing any information or data to any person or any of such person's Representatives or entering into discussions or negotiations with any person or any of such person's Representatives in connection with a Superior Proposal by such person, the Company notifies Parent promptly of the receipt of such Superior Proposal indicating, in connection with such notice, the name of such person and attaching a copy of the proposal or offer or providing a complete written summary thereof. The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any discussions or negotiations related to such Superior Proposal. The Company agrees that it will take the necessary steps to promptly inform each Company Subsidiary and each Representative of the Company or any Company Subsidiary of the obligations undertaken in this
     Section 6.04. Immediately following the execution of this Agreement, the Company shall terminate and cause the Company Subsidiaries to terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Competing Transaction and promptly after the public announcement of the execution of this Agreement shall use all reasonable efforts to request that all confidential information previously furnished to any such third parties be returned promptly.

     Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking or disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-(2)(a) promulgated under the Exchange Act.

SECTION 6.05. Election of Directors. Prior to the Effective Time, in accordance with the CBCA, the Company Board shall take all further action necessary to ensure that the directors of Merger Sub shall become directors of the Surviving Corporation and by accommodating the election by the sole shareholder of the Surviving Corporation of a new board of directors of the Surviving Corporation after the Effective Time.

SECTION 6.06.  Directors' and Officers'  Indemnification and Insurance.
     (a) The charter and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this
          Agreement, in the charter and the bylaws, respectively, of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

     (b) For a period of three years after the Effective Time, the Surviving Corporation shall use best efforts to cause to be maintained in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as the Company's existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to pay any premium for directors' and officers' liability insurance that would exceed the amount being paid by the Company as of the date hereof. If the Surviving Corporation cannot maintain such policies as provided in the preceding sentences, the Surviving Corporation will cause to be maintained in effect tail policies of directors' and officers' liability insurance for a period of at least three years from the Effective Time.

     (c) This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

     (d) From and after the Effective Time, the Surviving Corporation agrees that it shall indemnify and hold harmless each present director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), from and against any costs, judgments, fines, losses, obligations, claims, damages, liabilities, or expenses (including interest, penalties, reasonable out-of-pocket expenses and reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, resulting from, or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted or required under Colorado laws and under the Company's charter documents (as in effect on the date hereof) to indemnify such Indemnified Parties (and the Surviving Corporation shall advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Colorado law and the Company's charter documents shall be made by independent counsel selected by the Surviving Corporation.

     (e)  Any Indemnified Party wishing to claim indemnification under paragraph
          (d) of this Section 6.06, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent that such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof, with counsel selected by Parent and reasonably acceptable to the Indemnified Party, and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (e) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of Parent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. The Surviving Corporation shall not, in the defense of any claim or litigation, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

     (f)  If the Surviving Corporation or any of its successors or assigns shall
          (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets or outstanding voting securities to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall expressly assume all of the obligations set forth in this Section 6.06.

SECTION 6.07. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger,
     (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger required under (A) the Exchange Act, (B) the rules of the NASDAQ and the Pacific or (C) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, each of the parties hereto shall, and shall cause each of its subsidiaries to, use its reasonable best efforts to obtain (and to cooperate and coordinate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity that is required to be obtained in connection with the Merger and to take all actions reasonably necessary to satisfy any applicable regulatory requirements relating thereto. Each of the parties shall promptly take, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transaction contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transaction contemplated hereby, any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 8.01(b).

SECTION 6.08. Public Announcements. After the issuance of the initial press release, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the NASDAQ or the Pacific, in which case the issuing party shall consult with the other party before issuing any such release or making any such public statement.


                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of Parent, the Company and Merger Sub to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following conditions:

     (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the CBCA; and

     (b) no preliminary or permanent injunction, decree or other order (an "Order"), issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby.

SECTION 7.02. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver, prior to the Closing Date, of the following further conditions:

     (a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date;

     (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time; and

     (c) the Company shall have received a written opinion of an independent financial advisor to the effect the Merger Consideration to be received by the shareholders of the Company is fair, from a financial point of view, to the Company's shareholders (other than Parent and its affiliates). The Company shall have delivered a signed copy of such written opinion to Parent.

SECTION 7.03. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

     (a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made at and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided that any representation or warranty that is qualified by materiality (including, without limitation, qualification by reference to a Material Adverse Effect) shall be true in all respects as of the Effective Time or as of such particular date, as the case may be);

     (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

     (c) all consents, approvals, waivers and authorizations required to be obtained to effect the Merger shall have been obtained from all Governmental Entities, except if the failure to obtain any such consents, approvals and authorizations would not result in a Material Adverse Effect;

     (d) all consents, approvals, waivers and authorizations (including, without limitation, waivers of termination rights) of third parties (other than Governmental Entities) the failure of which to obtain would result in a Material Adverse Effect shall have been obtained;

     (e) holders of not more than 5% of the outstanding Company Common Stock (other than shares held by Parent and all of its affiliates), shall have exercised their dissenters' rights demanding payment under ss. 7-113 of the CBCA; and

     (f) any litigation initiated against the Company or any of its affiliates, members of the Board of Directors of the Company or any of its affiliates or any officers or employees of the Company or any of its affiliates, or the Parent or Merger Sub or any of their affiliates, members of the Board of Directors of the Parent or Merger Sub or any of their affiliates or any officers or employees of the Parent or Merger Sub or any of their affiliates challenging any aspect of this Merger shall be resolved in a manner that is satisfactory to the Parent on or prior to the Effective Time.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

     (a) by mutual written consent duly authorized by each of the Company Board and the Board of Directors of Parent;

     (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before October 30, 2000; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

     (c) by either Parent or the Company, if any Order or other legal restraint or prohibition preventing the consummation of the Merger shall have been entered by any Governmental Entity or any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of the Merger;

     (d) by Parent, if (i) the Company Board withdraws, modifies or changes its recommendation of this Agreement in a manner adverse to Parent, or shall have resolved to do so, (ii) after receiving a bona fide proposal or offer relating to a Competing Transaction, the Company Board shall have refused to affirm its recommendation of this Agreement as promptly as practicable (but in any case within ten business days) after receipt of any written request from Parent, (iii) the Company Board shall have recommended to the shareholders of the Company a Competing Transaction, or shall have resolved to do so, or
          (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including not taking a position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

     (e) by Parent or the Company, if this Agreement shall fail to receive the requisite vote for adoption at the Company Shareholders' Meeting or any adjournment or postponement thereof;

     (f) by Parent, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in clause (a) or (b) of Section 7.03 would not be satisfied;

     (g) by Parent, upon the continuance of any litigation initiated against the Company or any of its affiliates, members of the Board of Directors of the Company or any of its affiliates or any officers or employees of the Company or any of its affiliates, or the Parent or Merger Sub or any of their affiliates, members of the Board of Directors of the Parent or Merger Sub or any of their affiliates or any officers or employees of the Parent or Merger Sub or any of their affiliates challenging any aspect of this Merger; and

     (h) by the Company, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions set forth in Section 7.02 would not be satisfied.

SECTION 8.02. Notice of Termination; Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to
     Section 8.01 hereof, the terminating party shall give prompt written notice thereof to the nonterminating party. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, the Company or Merger Sub or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Section 8.05(b), (c) and (d); provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

SECTION 8.03. Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger.

SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any waiver of a condition set forth in Section 7.01 will be effective only if made in writing by each of the Company and Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver of such condition for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.05. Expenses.
     (a) Except as otherwise set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "Expenses," as used in this Agreement, shall consist of all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) reasonably incurred by a party or on its behalf in connection with, or related to the authorization, preparation, negotiation, execution and performance of, this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals and all other matters related to the consummation of the Merger.

     (b) The parties agree that if the Company or Parent shall terminate this Agreement pursuant to Section 8.01(e) due to the failure of the Company's shareholders to approve and adopt this Agreement and (i) at the time of such failure to so approve and adopt this Agreement there shall exist a Competing Transaction (which Competing Transaction shall have become the subject of a public announcement or any person shall have publicly announced an intention to make a proposal or offer relating thereto) with respect to the Company and (ii) within 12 months of the termination of this Agreement, the Company enters into an agreement with any third party with respect to a Competing Transaction, which transaction is subsequently consummated, then the Company shall reimburse all reasonable and documented Expenses of Parent and Merger Sub simultaneously with the consummation of such transaction, plus a Break-Up Fee in an amount of $475,000 (the "Break-Up Fee").

     (c) The parties agree that the payment of Expenses and Break-Up Fee provided for in Section 8.05(b) shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to
          Section 8.01(e), and such remedy shall be limited to the payments stipulated in Section 8.05(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

     (d) Any payment of Expenses and Break-Up Fee required to be made pursuant to Section 8.05(b) shall be made by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive payment.

     (e) In the event that the Company shall fail to pay any Expenses of Parent in accordance with Section 8.05(b) when due, the amount of any such Expenses shall be increased to include the costs and expenses actually incurred or accrued by Parent, acting together (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.05.


                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II,
     Section 6.06 and this Article IX shall survive the Effective Time and those set forth in Sections 6.03(b) and 8.05 and this Article IX shall survive termination. Each party agrees that, except for the representations and warranties contained in this Agreement and the Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

         if to Parent:

                  G.C. Associates Holdings Corp.
                  96 Cummings Point Road
                  Stamford, Connecticut 06902
                  Attention:  Steven B. Lapin
                  Telephone:        (203) 358-8000
                  Facsimile:        (203) 348-3103

         with a copy (which shall not constitute notice to Parent) to:

                  Kramer Levin Naftalis & Frankel LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention:  Ezra G. Levin, Esq.
                  Telephone:        (212) 715-9100
                  Facsimile:        (212) 715-8000

         if to the Company:

                  American Educational Products, Inc.
                  6550 Gunpark Drive, Suite 200
                  Boulder, Colorado  80301
                  Attention:  President
                  Telephone:  (303) 527-3230
                  Facsimile:   (303) 527-3235

         with copies (which shall not constitute notice to the Company) to:

                  Overton, Babiarz & Associates, P.C.
                  7720 Bellview Avenue
                  Suite 200
                  Englewood, Colorado 80111
                  Attention: David J. Babiarz, Esq.
                  Telephone:        (303) 779-5900
                  Facsimile:        (303) 779-6006

SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person;

     (b) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of Colorado;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "knowledge" means, with respect to any matter in question, that the executive officers of Parent or the Company, as the case may be, (i) have knowledge of such matter, or (ii) after reasonable due investigation, should have known of such matter;

     (e) "person" means an individual, corporation, company, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

     (f) "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05. Assignment; Merger Sub; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise), other than by Parent to one of its affiliates, without the prior written consent of the other parties. Notwithstanding anything to the contrary contained in this Agreement, Parent may transfer the shares of Merger Sub to one of its subsidiaries prior to the consummation of the Merger. Subject to the preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.06 (the "Third Party Provision"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provision may be enforced by the beneficiaries thereof.

SECTION 9.06. Incorporation of Exhibits. The Disclosure Schedule and any exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.08. Governing Law. Except to the extent that the Merger is mandatorily governed by, or pursuant to the terms of this Agreement is subject to, the CBCA, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado applicable to contracts executed in and to be performed in that State, without regard to any conflicts of laws principles otherwise applicable. No provision of this Agreement shall be construed to require any of the parties hereto or any of their respective subsidiaries, affiliates, directors, officers, employees or agents to take any action that would violate any applicable Law.

SECTION 9.09. Submission to Jurisdiction; Venue. The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Southern District of New York and the courts of the

     State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; the parties further agree not to commence any such action, suit or proceeding except in any such court. Each party irrevocably waives any objections or immunities to jurisdiction to which it might otherwise be entitled or become entitled in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court.

SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

SECTION 9.12. Entire Agreement. This Agreement (including the exhibits attached hereto and the Disclosure Schedule) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless it is made in writing and signed by all parties hereto.

SECTION 9.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

     IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             G.C. ASSOCIATES HOLDINGS CORP.


                             By:
                                   Name:  /s/ Steven B. Lapin
                                         ----------------------------------
                                   Title: President
                                          ---------------------------------

                             AMERICAN EDUCATIONAL PRODUCTS, INC.


                        By:      Name:  /s/ Clifford C. Thygesen
                                        -------------------------
                                Title:  Clifford C. Thygesen, President
                                        --------------------------------